Exhibit 4.15

Loan Agreement

Lender (hereinafter referred to as Party A): Techfaith Wireless Technology Group Limited

Address: Tower D, MFOX Plaza, Kechuang 12th Street, Beijing Economic-Technological Development Area (Yi Zhuang), Beijing 101111, People’s Republic China

Borrower (hereinafter referred to as Party B): Yingbai Technology (Shenyang) Limited

Address: 129-4, Gouziyan Road, Xiuyuan 1st Street, Mobile Phone Industrial Park, Daoyi North Street, Shenbei New District, Shenyang

Party A, Techfaith Group and its subsidiaries, including but not limited to Techfaith Wireless Communication Technology (Beijing) Limited (or “Techfaith China”), One Net Entertainment Limited (or “One Net”), Tecface Communication Technology (Beijing) Limited (or “Tecface Technology”), Techfaith Wireless Communication; Technology (Hangzhou) Limited (or “Techfaith Hangzhou”), Techfaith Wireless Communication Technology (Shanghai) Limited (or “Techfaith Shanghai”), Techfaith Wireless Communication Technology (Beijing) Limited (or “Techfaith Shenyang”) and 17fox Technology (Shenyang) Co. Limited (or “17FOXSY”) are high-tech companies specializing in R&D, manufacturing, sales of, and service related to mobile communications products in the Internet age.

Party B is a company specializing in the production of mobile communication products and provides production services for Party A’s products.

In connection with Party B’s application for a Borrowing from Party A, after negotiation between the parties, this contract is hereby concluded for mutual compliance.

Article 1 Purpose of the Borrowing: The Borrowing will be used for the normal business operations of Party B.

Article 2 Amount of the Borrowing: RMB 350 million (in words: RMB THREE HUNDRED AND FIFTY MILLION ONLY).

Article 3 Term of Borrowing, Interest Rate of the Borrowing and Repayment Arrangement

1. Term of Borrowing: The term of the Borrowing is one year from the date of signing this agreement or the date on which Party A release the Borrowing to the account of Party B (whichever is later).

2. Interest Rate of the Borrowing: as same as the interest rate of bank loan for the concurrent period.

3. Repayment Arrangement: The Borrowing shall be repaid in four installments on a quarterly basis, namely (1) RMB 87.50 million (in words: RMB EIGHTY-SEVEN MILLION, FIVE HUNDRED THOUSAND ONLY) before March 31, 2018; (2) RMB 87.50 million (in words: RMB EIGHTY-SEVEN MILLION, FIVE HUNDRED THOUSAND ONLY) before June 30, 2018 8; (3) RMB 87.50 million (in words: RMB EIGHTY-SEVEN MILLION, FIVE HUNDRED THOUSAND ONLY) before September 30, 2018; (4) RMB 87.50 million (in words: RMB EIGHTY-SEVEN MILLION, FIVE HUNDRED THOUSAND ONLY) before December 31, 2018; (5) early repayment is allowed.

Article 4 Party B’s Collaterals

Party B provides its three production line facilities in Shenyang as collaterals for Borrowing.

Moreover, Party B is willing to provide its equity as a pledge.

Article 5 Liability for Breach

If Party B uses the Borrowing contract for illegal activities, Party A is entitled to recover the Borrowing at any time.

Article 6 Ways to Resolve Contract Disputes

Any dispute arising from the performance of this contract shall be resolved by the parties through negotiation. If the negotiation fails, the parties agree to refer the dispute to the People’s Court in Daxing District, Beijing, where the contract is signed.

Article 7 Miscellaneous

When a party hereto requests to amend or cancel this Borrowing Contract, it shall promptly notify the other party in writing in time and reach a written agreement with the other party. After the contract is amended or cancelled, the Borrowing amount already utilized by Party B shall still be repaid in accordance with the provisions of this contract.

In the event of any matter not addressed herein, the parties hereto shall jointly negotiate and reach a supplementary agreement, which shall have the same effect as this contract.

This contract shall be executed in two counterparts, with Party A and Party B each holding one.

The remainder of this page is intentionally left blank.

(Signature Page)

Party A: Techfaith Wireless Technology Group Limited

/seal/ Techfaith Wireless Technology Group Limited

Legal representative or authorized representative:

Party B: Yingbai Technology (Shenyang) Limited

/seal/ Yingbai Technology (Shenyang) Limited

Legal representative or authorized representative:

Date of Signing: December 26, 2017